Exhibit 99.1

NEWS RELEASE
Fargo Electronics, Inc. 6533 Flying Cloud Drive Eden Prairie, Minnesota 55344 USA

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

July 26, 2005

Paul Stephenson

952-941-9470, ext. 142

E-mail: Paul.Stephenson@fargo.com

Fargo Electronics, Inc. Reports Second Quarter 2005 Results

Minneapolis, MN (July 26, 2005) – Fargo Electronics, Inc. (NASDAQ: FRGO) today reported net sales for the second quarter ended June 30, 2005, of $18,886,000 compared with net sales of $17,545,000 in the second quarter of 2004.  Net income for the second quarter was $2,366,000, or $0.18 per diluted share, compared with $1,747,000, or $0.14 per diluted share in the same period last year.

For the six months ended June 30, 2005, the company reported net sales of $37,543,000, an increase of 13% over the $33,099,000 reported in the same period last year.  Net income for the period was $4,515,000, or $0.35 per diluted share, an increase of 42% over the $3,174,000, or $0.25 per diluted share reported in the previous year.

“Fargo has performed well in the first half of 2005,” said Gary R. Holland, Fargo’s president and chief executive officer.  “Demand for our printer/encoders continues to be strong, resulting in printer revenue growth of 10% over the comparable quarter last year and 16% for the first half year.  Operating profitability and cash flow remain high.  With our new security focused product line, we believe Fargo is positioned well to meet the needs of organizations worldwide that are concerned about the security of their personnel, facilities and information.”

“We are also pleased at the settlement reached during the quarter with Toppan Printing Co. Ltd. and Viisage Technology, Inc. of the lawsuit we filed last year,” continued Holland.  “As a result of the settlement we now have another technology partner in Toppan, and the opportunity to increase our distribution by working with Viisage.”

Gross profit margins for the quarter were 44% and benefited from lower manufacturing costs and reduced warranty expense due to improved product quality.  Operating expenses were $5,342,000 compared to $4,257,000 last year.  The increase is primarily due to higher sales and marketing expenses, increased headcount and increased professional fees.   Operating income for the quarter was $2,978,000, or 16% of revenues, compared to $2,555,000, or 15% of revenues last year.  Other income for the quarter was $588,000 and included $400,000 received from Toppan Printing Co. Ltd. as part of the litigation settlement.

Other accomplishments included the addition of Fargo to the Russell 3000 Index and the receipt of notice of allowances from the United States Patent and Trademark office on six patent applications.  A notice of allowance is the final step before issuance of the patent.  These applications relate to printer consumables, feeding of cards into the printer, and lamination technologies.

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Outlook

Fargo presently anticipates that earnings per diluted share for the third quarter of fiscal 2005 will be in the range of $0.18 to $0.21.

Forward-looking Statements

Statements made in this release concerning the Company’s expectations about future results or events, are “forward-looking statements”.  When used in this release and the documents referenced, words such as “anticipate,” “believe,” “estimate,” “expect,” and “forecast” as they relate to the Company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements.  Such statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, and are necessarily subject to risks and uncertainties.  Actual results may differ materially from those reflected in these forward-looking statements.  These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors.  These risks and uncertainties include, but are not limited to: product acceptance and customer demand for Fargo’s card personalization systems and proprietary supplies; actions taken and alternative products marketed by Fargo’s competitors; supplier relationships, including reliance on sole and single-source suppliers; manufacturing or design defects that we may discover after shipment; lack of inventories of component parts or finished goods; our focus on the identification card personalization market; continuing technological changes in our industry; our dependence on a distribution network and the reaction of this network to changes in distribution programs; domestic and international regulations and standards; our dependence on international sales and foreign suppliers; material changes in orders placed by large end users; challenges in effectively managing growth; our dependence on technologies we do not own; complex design that could result in manufacturing delays; protecting and enforcing our intellectual property rights; inadequate protection against infringement claims; adverse economic and business conditions, including conditions resulting from the terrorist attack on the U.S. on September 11, 2001 and the resulting hostilities and the war with Iraq.  For more detail of the risks, uncertainties and other factors that could affect the Company’s future operations and results, see the Company’s filings with the Securities and Exchange Commission, particularly the Annual Report on Form 10-K for the year ended December 31, 2004.  The Company assumes no obligation to update the forward-looking statements or any other information contained in this release.

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 100,000 systems in the U.S. and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, Minn., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

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FARGO ELECTRONICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$29,858	$23,435
Accounts receivable, net	9,229	9,702
Inventories, net	4,990	6,219
Prepaid expenses	555	271
Deferred income taxes	3,259	3,259

Total current assets	47,891	42,886

Equipment and leasehold improvements, net	3,081	2,026

Deferred income taxes	15,514	16,966
Other	23	27

Total assets	$66,509	$61,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,430	$6,018
Accrued liabilities	2,507	2,806

Total current liabilities	7,937	8,824

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value; 50,000 shares authorized, 12,737 and 12,603 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	127	126
Additional paid-in capital	151,278	150,303
Accumulated deficit	(92,833)	(97,348)

Total stockholders’ equity	58,572	53,081

Total liabilities and stockholders’ equity	$66,509	$61,905

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$18,886	$17,545	$37,543	$33,099

Cost of sales	10,566	10,733	21,280	19,766

Gross profit	8,320	6,812	16,263	13,333

Operating expenses:
Research and development	1,544	1,218	2,797	2,504
Selling, general and administrative	3,798	3,039	7,468	6,133

Total operating expenses	5,342	4,257	10,265	8,637

Operating income	2,978	2,555	5,998	4,696

Other income:
Interest, net	188	32	310	54
Other, net	400	—	393	—
Total other income	588	32	703	54

Income before provision for income taxes	3,566	2,587	6,701	4,750

Provision for income taxes	1,200	840	2,186	1,576

Net income	$2,366	$1,747	$4,515	$3,174

Net income per common share:
Basic earnings per share	$0.19	$0.14	$0.36	$0.25
Diluted earnings per share	$0.18	$0.14	$0.35	$0.25

Weighted average common shares outstanding:
Basic	12,676	12,491	12,646	12,482
Diluted	13,094	12,788	13,051	12,821

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004

Cash flows from operating activities:
Net income	$4,515	$3,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	521	489
Provision for excess and obsolete inventory	168	58
Loss on disposal of equipment	8	—
Deferred income taxes	1,452	1,310
Tax benefit recognized for stock options	—	16
Changes in operating assets and liabilities
Accounts receivable	473	(2,896)
Inventories	1,061	(16)
Prepaid expenses and other assets	(284)	(199)
Accounts payable	(816)	2,330
Accrued liabilities	(299)	(25)

Net cash provided by operating activities	6,799	4,241

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(1,352)	(472)

Net cash used in investing activities	(1,352)	(472)

Cash flows from financing activities:
Proceeds from issuance of common stock	976	302

Net cash provided by financing activities	976	302

Net increase in cash and cash equivalents	6,423	4,071

Cash and cash equivalents, beginning of period	23,435	13,445

Cash and cash equivalents, end of period	$29,858	17,516

Significant noncash activities:
Purchases of equipment included in accounts payable	$228	$53

FARGO ELECTRONICS, INC.

SUPPLEMENTAL SALES INFORMATION

(In thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Equipment	$7,670	$6,954	$14,341	$12,386
Supplies	11,216	10,591	23,202	20,713

Total sales	$18,886	$17,545	$37,543	$33,099

Sales by Geographic Region

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
U.S.	$9,636	$10,344	$20,563	$18,521
International	9,250	7,201	16,980	14,578

Total sales	$18,886	$17,545	$37,543	$33,099